July 7, 1999

                                      Jim Martinelli
                                      Treasurer & Chief
                                      Financial Officer
                                      (724) 352-4455
                                      jmartinelli@ii-vi.com
                                      II-VI Homepage:  www.ii-vi.com


                       II-VI INCORPORATED
         ANNOUNCES PRELIMINARY FOURTH QUARTER AND FISCAL YEAR
                      BOOKINGS AND REVENUES


PITTSBURGH, PA., July 7, 1999--II-VI Incorporated (NASDAQ NMS: IIVI) today reported preliminary bookings and revenues for the fourth quarter and fiscal year ended June 30, 1999. Bookings for the quarter are expected to be approximately $16 million as compared to last year's fourth quarter bookings of $15.3 million and revenues for the quarter are expected to be approximately $17.3 million, a record quarter, compared to $14.5 million for the same period a year ago. For the year, bookings are expected to be approximately $60 million as compared to $64.2 million for last fiscal year and revenues are expected to be approximately $61.8 million, a record year, as compared to $61.3 million a year ago.

While the Company's financial results are preliminary, unaudited and require further analysis, as compared to the prior year's fourth quarter revenues for the quarter ended June 30, 1999 from infrared optics and material products are expected to increase approximately 20%, revenues from the eV PRODUCTS division are expected to increase more than 100% and revenues from the Company's VLOC subsidiary are expected to remain consistent.

Francis J. Kramer, President and Chief Operating Officer stated,
"The expected record revenues of this past quarter reflect continuous improvements in each of our businesses. Despite challenging market conditions, the revenues of the third and fourth quarters of the fiscal year ended June 30, 1999 represent two of the three highest revenue quarters in the Company's history."

The Company is expected to issue its year end earnings release on August 11, 1999.

Headquartered in Saxonburg, Pennsylvania II-VI Incorporated designs, manufactures and markets optical and electro-optical components, devices and materials for precision use in infrared, near infrared, visible light and x-ray/gamma-ray instruments and applications. The Company's infrared products are used in high-power CO2 (carbon dioxide) lasers for industrial processing worldwide. The Company's VLOC subsidiary manufactures near infrared and visible light products used in industrial, scientific and medical instruments and solid-state (such as YAG and YLF) lasers. II-VI Incorporated is also developing and marketing solid-state x-ray/gamma-ray products for the nuclear radiation detection industry through its eV PRODUCTS division.

This press release contains forward-looking statements as defined by
Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results described in any forward looking statements due to issues that may arise in connection with the completion of the annual audit. Additional information on potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended June 30, 1998 as filed with the Securities and Exchange Commission.

                        #  #  #  #